Exhibit 99.2

FOR IMMEDIATE RELEASE

Endo Completes Divestiture of Litha Healthcare Group

DUBLIN, July 3, 2017 — Endo International plc (NASDAQ: ENDP) today announced that it has completed the previously announced divestiture of its South African based operations, Litha Healthcare Group, to Acino Pharma AG. In February 2017, Endo announced that, following a comprehensive strategic assessment and asset review, the Company determined that Litha no longer aligned with its strategy and was not considered a core asset.

At closing, Endo received approximately $100 million in cash (after giving effect to cash and net working capital purchase price adjustments) and may receive up to an additional $11 million in contingent consideration. During the fourth quarter of 2016, Endo recorded pre-tax impairment charges of approximately $150 million in order to write-down Litha’s net assets to their estimated fair value less cost to sell.

“Litha has a talented team and we appreciate all the contributions they have made to our Company,” said Paul Campanelli, President and CEO of Endo. “We believe that Acino’s presence in emerging markets makes Litha a good addition to their organization and we wish them both continued success.”

About Endo International plc

Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

About Acino Pharma AG

Acino develops, manufactures and markets high-quality pharmaceuticals for the benefit of patients in over 85 high potential emerging markets in the Middle East, Africa, the CIS region, and Latin America. Acino is headquartered in Zurich Switzerland. For additional information go to www.acino.swiss.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, statements by Mr. Campanelli, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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